Exhibit 99.1

June 28, 2008

VIA ELECTRONIC TRANSMISSION

Mr. Mark Stoleson

President

Legatum Capital Limited

Level 9, Convention Tower

P.O. Box 71082

Dubai

U.A.E.

Re:                             Adoption of Stockholder Rights Plan

Dear Mark:

I attach for your information a copy of the 8-K that was filed with the Securities and Exchange Commission on Friday, June 27, 2008, in connection with the adoption by our Board of Directors of a Stockholder Rights Plan (the “Plan”) on June 26, 2008.

Please take note of the following aspects of the Plan:

•                  Each stockholder of record as of the close of business on July 7, 2008 will receive a dividend distribution of one right (the “Right”) for each outstanding share of common stock.

•                  The Rights will expire on June 26, 2011.

•                  The Rights will be distributed upon the occurrence of the earlier of:  (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person, or (ii) ten (10) days after the commencement of or public announcement of an intention to make, a tender offer or exchange offer that would result in a person or group of affiliated or associated persons becoming an Acquiring Person.

•                  Under the Plan an “Acquiring Person” is defined as a person or a group of affiliates or associates persons that has (subject to certain limited exceptions) acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of our common stock.

•                  A person or group who beneficially owns fifteen percent (15%) or more of the outstanding shares of the company’s common stock as of June 26, 2008, such as Legatum Capital and its affiliates, will not be deemed to be an Acquiring Person; however, Legatum will become an Acquiring Person if it becomes the beneficial owner of additional shares of the company’s common stock or its beneficial ownership decreases below fifteen percent (15%) and subsequently increases to fifteen percent (15%) or more.

Our Board of Directors unanimously approved the Plan after careful consideration of various factors and with the advice of independent legal and financial advisors.  The Board also appointed an ad hoc committee to represent the Board in discussions with you consisting of independent director Howard Janzen and me.

The adoption of the Plan represents the culmination of a disappointing and disruptive process that you initiated on June 18, 2008, with the public release of your letter announcing your intention to withhold votes for the election of the directors at the annual meeting held on June 20, 2008. Rather than use my commencement as the new Chief Executive Officer to start a constructive dialogue about the strategic, operational and financial aspects of our business and its prospects, you elected to launch a hostile and public campaign to criticize the Board for, among other items, hiring me.

In a good faith response to your desire for representation on the Board of Directors and your statement made right after the annual meeting to Howard Janzen, Charles Gray and me that you would consider a standstill agreement as part of a comprehensive resolution, we proffered a term sheet that contemplates the appointment to the Board of a Legatum representative and a mutually acceptable independent director in exchange for a twenty four (24) month period of “peace” to allow the company’s business plan to be realized.  Rather than negotiate in good faith the terms of the standstill provisions with us, your legal counsel rejected them out of hand.

In another attempt at engaging you in a meaningful and constructive dialogue about the business and prospects of the company I indicated my willingness to meet with you this week in London or Dubai.  My only requirement was that you provide me with reasonable written assurances of confidentiality, non-disclosure, and trading restrictions based upon any material, nonpublic information that I may provide you during those discussions.  For an investor who claims a long-term perspective it is puzzling that you would not agree to refrain from trading until such time as any material, nonpublic information was made known to the public in the usual and ordinary course.  Your legal counsel was provided with a form of agreement that would satisfy our needs on June 24, 2008.  Again, rather than even attempt to negotiate the terms of such an agreement in good faith, it was rejected out of hand.

I am not a lawyer.  My background is business.  I am very excited about the business and future prospects of Sonus Networks, which is why I agreed to come on as Chief Executive Officer.  I would like to share with you the strategic, operational and financial basis of my enthusiasm. To do so, however, the company must be protected with a confidentiality and nondisclosure agreement.  It is my understanding that you continue to focus on Board representation, governance issues and certain technical charter and by-law provisions.  I am told that you do not want to receive any material, nonpublic information about the company, and are unwilling to refrain from trading.  If this is accurate, and if Legatum is the long-term investor it claims to be, I am confused by this dichotomy.

Amendments to our Certificate of Incorporation and Bylaws, or even your personal participation on our Board of Directors, will not drive Sonus Networks forward or increase stockholder value. I respectfully submit that your focus is misplaced.   I am hopeful that if you allow me to discuss with you the strategic, operational and financial characteristics of the company I will be able to demonstrate that over the next several years we can build stockholder value, and eliminate the impetus of your current focus.  That is why I believe it is so important that we have a comprehensive business and corporate governance discussion.

I sincerely hope you reconsider your current position.  As a first step, on behalf of the ad hoc committee, I reiterate my offer to meet with you, together with Howard, and to engage in a comprehensive business and corporate discussion with the protection of a confidentiality and nondisclosure agreement.

I look forward to hearing your response.

Very truly yours,

/s/ Richard Nottenburg
Richard Nottenburg
Chief Executive Officer

cc:                                 Board of Directors
Charles Gray
Mark Kelson
Gordon Bava
David Grinberg